Exhibit 10.1

SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION

This Summary Sheet contains the 2021 annual base salary rates and target percentages under the Key Officers Incentive Plan (the “KOIP”) adopted by the Board’s Compensation Committee (the “Committee”) on February 23, 2021 for the Company’s principal executive officer, principal financial officer and other named executive officers. This Summary Sheet also contains the 2020 annual base salary rates that were originally approved November 4, 2019, and information concerning the Business Unit Profit Sharing (the “BUPS”) Award Agreements granted to Steven K. Henderson.

Named Executive Officers[1]	2020 Annual Base Salary Rate[2]	2021 Annual Base Salary Rate
Karl G. Glassman, Chairman & CEO	$1,225,000	$1,225,000
J. Mitchell Dolloff, President & COO, President – Bedding Products	$700,000	$800,000
Jeffrey L. Tate, EVP & CFO[3]	$570,000	$600,000
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	$530,000	$541,000
Scott S. Douglas, SVP – General Counsel & Secretary	$450,000	$480,000

[1]

Perry E. Davis, former EVP, President – Residential Products & Industrial Products (SVP – Operations, 1/1/2020 through 2/7/2020) retired February 7, 2020. Prior to his retirement, Mr. Davis received a base salary at the annual base rate of $530,000. Matthew C. Flanigan, former EVP & CFO, retired December 31, 2019.

[2]

The 2020 annual base salary rates were originally approved by the Committee on November 4, 2019. Because of various cost-cutting measures adopted by the Company in response to the economic downturn and uncertainty caused by the COVID-19 pandemic, the rates were reduced, effective April 12, 2020, by 50%. On June 29, 2020, effective July 5, 2020, the annual base salary rates were reinstated to their original levels.

[3]

As previously reported, on August 6, 2019, Mr. Tate was appointed Executive Vice President and Chief Financial Officer, effective September 3, 2019 (the “Start Date”). In addition to his base salary, Mr. Tate received a one-time cash sign-on bonus of $250,000 upon the Start Date, which must be repaid if he terminates his employment without “Good Reason,” or is terminated for “Cause” within the first year of employment, and half of which must be repaid, under the same circumstances, within the second year of employment. Also, if Mr. Tate is terminated, other than for “Cause,” death or disability, or if he terminates his employment for “Good Reason,” then the Company must pay Mr. Tate (a) 12 months of base salary if the termination occurs within the first 12 months after the Start Date, or 6 months of base salary if the termination occurs between 12 and 24 months after the Start Date; (b) a pro-rata incentive award under the KOIP for the year in which the termination occurred; and (c) a lump sum payment equal to 18 months of COBRA medical coverage. The Company must also provide reasonable and customary outplacement services for the shorter of 12 months from termination or the date Mr.  Tate accepts another position. For definitions of “Good Reason” and “Cause,” reference is made to the Separation Agreement between the Company and Jeffrey L. Tate, dated August 6, 2019, filed August 6, 2019 as Exhibit 10.12 to the Company’s Form 8-K. The definition of “Good Reason” includes the reduction of Mr. Tate’s base salary as in effect on his Start Date. On April 9, 2020, in conjunction with the Committee’s reduction of his base salary, Mr. Tate waived his right to terminate employment for Good Reason and receive termination benefits under the Separation Agreement by the Limited Waiver – Separation Agreement attached as Exhibit 10.2 to the Company’s Form 8-K filed April 14, 2020.

Except as noted below, the named executive officers will be eligible to receive an annual cash incentive under the 2020 KOIP (filed February 19, 2020 as Exhibit 10.1 to the Company’s Form 8-K) in accordance with the 2021 KOIP Award Formula, adopted on February 23, 2021 and attached as Exhibit 10.2 to the Company’s Form 8-K filed February 24, 2021. Each executive’s cash award is to be calculated by multiplying his or her annual base salary at the end of the KOIP plan year by a percentage set by the Committee (the “Target Percentage”), then applying the award formula adopted by the

Committee for that year. The Award Formula in 2020 and 2021 established two performance criteria: (i) Return on Capital Employed (“ROCE”) (60% Relative Weight) and (ii) Cash Flow or Free Cash Flow for Mr. Henderson (40% Relative Weight). The Target Percentages for 2020 and 2021 for the principal executive officer, principal financial officer, and other named executive officers are shown in the following table.

Named Executive Officers[1]	2020 KOIP Target Percentage	2021 KOIP Target Percentage
Karl G. Glassman, Chairman & CEO	120%	125%
J. Mitchell Dolloff, President & COO, President – Bedding Products	100%	100%
Jeffrey L. Tate, EVP & CFO	80%	80%
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	80%	80%
Scott S. Douglas, SVP – General Counsel & Secretary	60%	70%

[1]

Perry E. Davis, former EVP, President – Residential Products & Industrial Products (SVP – Operations, 1/1/2020 through 2/7/2020) retired February 7, 2020. Matthew C. Flanigan, former EVP & CFO, retired December 31, 2019. Neither Mr. Davis nor Mr. Flanigan participated in the KOIP in 2020 or 2021.

Mr. Henderson has accepted the 2018-2020 Business Unit Profit Sharing Award Agreement granted by the Company, which is filed February 24, 2021 as Exhibit 10.8 to the Company’s Form 8-K, and the 2019-2021 Business Unit Profit Sharing Award Agreement, which is filed February 24, 2021 as Exhibit 10.9 to the Company’s Form 8-K. Each of the agreements provides that Mr. Henderson will receive a cash payment equal to 1.50% of the incremental earnings before interest and taxes (“EBIT”), subject to certain adjustments and limitations, produced by the business units under his direction during the three-year performance period. On February 23, 2021, the Committee approved a cash payment of $51,282 to Mr. Henderson pursuant to the 2018-2020 BUPS Award Agreement.

2